Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-213265
(To Prospectus dated November 4, 2016,
Prospectus Supplement dated November 4, 2016 and
Product Supplement EQUITY LIRN-1 dated March 8, 2019)

863,696 Units $10 principal amount per unit CUSIP No. 097098511	Pricing Date Settlement Date Maturity Date	March 28, 2019 April 4, 2019 March 26, 2021

BofA Finance LLC
Capped Leveraged Index Return Notes® Linked to the iShares®  MSCI Brazil ETF
Fully and Unconditionally Guaranteed by Bank of America Corporation
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Maturity of approximately two years
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2-to-1 upside exposure to increases in the Underlying Fund, subject to a capped return of 55.20%
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1-to-1 downside exposure to decreases in the Underlying Fund, with up to 100% of your principal at risk
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All payments occur at maturity and are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
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No periodic interest payments
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In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”
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Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet, page PS-7 of product supplement EQUITY LIRN-1, page S-4 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is $9.64 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” beginning on page TS-15 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
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None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
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	Per Unit	Total
Public offering price	$10.00	$8,636,960.00
Underwriting discount	$0.20	$172,739.20
Proceeds, before expenses, to BofA Finance	$9.80	$8,464,220.80
The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
Merrill Lynch & Co.
March 28, 2019

Capped Leveraged Index Return Notes® Linked to the iShares® MSCI Brazil ETF, due March 26, 2021
Summary
The Capped Leveraged Index Return Notes® Linked to the iShares® MSCI Brazil ETF, due March 26, 2021 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of BofA Finance’s other unsecured and unsubordinated debt, and the related guarantee will rank equally with all of BAC’s other unsecured and unsubordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the iShares®  MSCI Brazil ETF (the “Underlying Fund”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Capped Value) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” beginning on page TS-15.
Terms of the Notes		Redemption Amount Determination
Issuer:	BofA Finance LLC (“BofA Finance”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:	The iShares® MSCI Brazil ETF (Bloomberg symbol: “EWZ”)
Starting Value:	40.68
Ending Value:
The average of the Closing Market Prices of the Market Measure times the price multiplier on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-27 of product supplement EQUITY LIRN-1.

Threshold Value:	40.68 (100% of the Starting Value, rounded to two decimal places).
Price Multiplier:	1, subject to adjustment for certain events relating to the Market Measure, as described beginning on page PS-30 of product supplement EQUITY LIRN-1.
Participation Rate:	200%
Capped Value:	$15.52 per unit, which represents a return of 55.20% over the principal amount.
Maturity Valuation Period:	March 17, 2021, March 18, 2021, March 19, 2021, March 22, 2021 and March 23, 2021
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” beginning on page TS-15.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), an affiliate of BofA Finance.

Capped Leveraged Index Return Notes®	TS-2

Capped Leveraged Index Return Notes® Linked to the iShares® MSCI Brazil ETF, due March 26, 2021
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement EQUITY LIRN-1 dated March 8, 2019: https://www.sec.gov/Archives/edgar/data/70858/000119312519069307/d632290d424b5.htm
■	Series A MTN prospectus supplement dated November 4, 2016 and prospectus dated November 4, 2016: https://www.sec.gov/Archives/edgar/data/70858/000119312516760144/d266649d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the Underlying Fund will increase moderately from the Starting Value to the Ending Value.
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You are willing to risk a loss of principal and return if the Underlying Fund decreases from the Starting Value to the Ending Value.
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You accept that the return on the notes will be capped.
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You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
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You are willing to forgo dividends or other benefits of owning shares of the Underlying Fund or the securities held by the Underlying Fund.
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You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

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You believe that the Underlying Fund will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
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You seek any principal repayment or preservation of capital.
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You seek an uncapped return on your investment.
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You seek interest payments or other current income on your investment.
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You want to receive dividends or other distributions paid on shares of the Underlying Fund or the securities held by the Underlying Fund.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Capped Leveraged Index Return Notes®	TS-3

Capped Leveraged Index Return Notes® Linked to the iShares® MSCI Brazil ETF, due March 26, 2021
Hypothetical Payout Profile and Examples of Payments at Maturity
Capped Leveraged Index Return Notes®
This graph reflects the returns on the notes, based on the Participation Rate of 200%, the Threshold Value of 100% of the Starting Value and the Capped Value of $15.52 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Underlying Fund, excluding dividends.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a Threshold Value of 100, the Participation Rate of 200%, the Capped Value of $15.52 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent actual levels of the Market Measure, see “The Underlying Fund” section below. The Ending Value will not include any income generated by dividends paid on the Underlying Fund or the stocks included in the securities held by the Underlying Fund, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Capped Leveraged Index Return Notes®	TS-4

Capped Leveraged Index Return Notes® Linked to the iShares® MSCI Brazil ETF, due March 26, 2021
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)(2)	0.00%	$10.00	0.00%
102.00	2.00%	$10.40	4.00%
105.00	5.00%	$11.00	10.00%
110.00	10.00%	$12.00	20.00%
120.00	20.00%	$14.00	40.00%
130.00	30.00%	$15.52(3)	55.20%
140.00	40.00%	$15.52	55.20%
150.00	50.00%	$15.52	55.20%
160.00	60.00%	$15.52	55.20%
170.00	70.00%	$15.52	55.20%
180.00	80.00%	$15.52	55.20%
190.00	90.00%	$15.52	55.20%
200.00	100.00%	$15.52	55.20%
210.00	110.00%	$15.52	55.20%
(1)	This is the hypothetical Threshold Value.
(2)
The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 40.68, which was the closing level of the Market Measure on the pricing date.

(3)	The Redemption Amount per unit cannot exceed the Capped Value.
Capped Leveraged Index Return Notes®	TS-5

Capped Leveraged Index Return Notes® Linked to the iShares® MSCI Brazil ETF, due March 26, 2021
Redemption Amount Calculation Examples
Example 1
The Ending Value is 90.00, or 90.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 90.00

= $9.00 Redemption Amount per unit
Example 2
The Ending Value is 103.00, or 103.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 103.00
= $10.60 Redemption Amount per unit
Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $16.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $15.52 per unit
Capped Leveraged Index Return Notes®	TS-6

Capped Leveraged Index Return Notes® Linked to the iShares® MSCI Brazil ETF, due March 26, 2021
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY LIRN-1, page S-4 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
■	Depending on the performance of the Underlying Fund as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
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Payments on the notes are subject to our credit risk and the credit risk of BAC, and actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

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Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Underlying Fund or the securities held by the Underlying Fund.

■	We are a finance subsidiary and, as such, will have limited assets and operations.
■	BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.
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The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

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The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

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The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the price of the Underlying Fund, BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” beginning on page TS-15. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

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The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Fund, our and BAC’s creditworthiness and changes in market conditions.

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A trading market is not expected to develop for the notes. None of us, BAC or MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

■	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.
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BAC and its affiliates’ hedging and trading activities (including trades in shares of companies included in the Underlying Fund) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■	The sponsor of the MSCI Brazil 25/50 Index (the “Underlying Index”) described below may adjust the Underlying Index in a way that affects its level, and has no obligation to consider your interests.
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The sponsor and investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

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You will have no rights of a holder of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

Capped Leveraged Index Return Notes®	TS-7

Capped Leveraged Index Return Notes® Linked to the iShares® MSCI Brazil ETF, due March 26, 2021
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While BAC and our other affiliates may from time to time own securities of companies included in the Underlying Fund, we, BAC and our other affiliates do not control any company included in the Underlying Fund, and have not verified any disclosure made by any other company.

■	There are liquidity and management risks associated with the Underlying Fund.
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The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or securities held by the Underlying Fund may be adversely affected, sometimes materially.

■	Risks associated with the Underlying Index or the underlying assets of the Underlying Fund will affect the share price of the Underlying Fund and hence, the value of the notes.
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The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of the Notes—Anti Dilution and Discontinuance Adjustments” beginning on page PS-31 of product supplement EQUITY LIRN-1.

■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
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The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-39 of product supplement EQUITY LIRN-1.

Capped Leveraged Index Return Notes®	TS-8

Capped Leveraged Index Return Notes® Linked to the iShares® MSCI Brazil ETF, due March 26, 2021
The Underlying Fund
The iShares® MSCI Brazil ETF
The iShares® MSCI Brazil ETF (the “EWZ”) is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil 25/50 Index (the “Underlying Index”). The EWZ trades on NYSE Arca under the ticker symbol “EWZ.” The EWZ was established in the third quarter of 2000.
The EWZ is intended to measure equity market performance of the large and mid-cap segments of the Brazilian market. The EWZ seeks to track the investment results of the Underlying Index, which is designed to measure the performance of equity securities of companies whose market capitalization, as calculated by the index provider, represents the top 85% of companies in the Brazilian securities market. The components of the Underlying Index include financials, materials, energy, consumer staples, consumer discretionary, industrials, utilities, communication services, real estate, information technology and healthcare.
The Underlying Index is part of the MSCI 25/50 Indices and is from the MSCI Brazil Index. The MSCI Brazil Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
The Underlying Index
The Underlying Index is designed to measure broad-based equity market performance in Brazil and replicates certain investment limits that are imposed on regulated investment companies under the current U.S. Internal Revenue Code by applying a capping methodology that limits the weight of any single issuer to a maximum  of 25% of the Underlying Index and limiting the sum of the weights of all issuers representing more than 5% of the Underlying Index to a maximum of 50% of the weight of the Underlying Index in the aggregate. The Underlying Index covers approximately 85% of the free float-adjusted market capitalization in Brazil.
The Underlying Index is an index created by applying certain weight constraints to the MSCI Brazil Index. The Underlying Index is calculated daily in U.S. dollars and published in real time during market trading hours.
MSCI 25/50 Indices Methodology
MSCI takes into account the investment limits required of regulated investment companies (“RICs”) under the current U.S. Internal Revenue Code by applying a capping methodology that limits the weight of any single issuer to a maximum of 25% of a MSCI 25/50 Index. Additionally, the sum of the weights of all issuers representing more than 5% of a MSCI 25/50 Index cannot exceed a maximum of 50% of the weight of the MSCI 25/50 Index in the aggregate. The MSCI 25/50 Indices seek to offer a benchmarking alternative for RIC-compliant funds.

The following principles have guided MSCI in designing a methodology for constructing the MSCI 25/50 Indices from the applicable underlying non-constrained, free float-adjusted market capitalization-weighted MSCI equity index (a “Parent Index”).

Reflecting the 25% and 50% Concentration Constraints

Reflecting the 25% and 50% concentration constraints is the primary consideration in terms of both index construction and index maintenance. Ensuring timely and ongoing reflection of the constraints requires the MSCI 25/50 Indices to be rebalanced periodically. The MSCI 25/50 Indices are rebalanced in February, May, August and November.

Minimizing Tracking Error to the Parent Index

MSCI seeks to minimize the tracking error between an MSCI 25/50 Index and its Parent Index, while keeping the index turnover to a reasonable level. MSCI seeks to achieve this by rebalancing the MSCI 25/50 Indices using an optimization process that aims to minimize the constituent weight differences between an MSCI 25/50 Index and its Parent Index.

Index Construction and Maintenance Methodology

Constructing and Rebalancing the MSCI 25/50 Indices. The MSCI 25/50 Indices Methodology follows a portfolio optimization framework aimed at minimizing index turnover, tracking error and extreme deviation from the applicable Parent Index.

Constraint Targets. An MSCI 25/50 Index is subject to the following caps:

·	no single issuer may exceed 25% of index weight; and

·	all issuers with weight above 5% may not together exceed 50% of the index weight.
Minimizing Tracking Error from the Parent Index. The MSCI 25/50 Indices Methodology aims at minimizing the tracking error from the applicable Parent Index. The tracking error of a MSCI 25/50 Index versus its Parent Index is measured as the sum of the squared weight differences between the constituent weights of the MSCI 25/50 Index and its Parent Index.
Capped Leveraged Index Return Notes®	TS-9

Capped Leveraged Index Return Notes® Linked to the iShares® MSCI Brazil ETF, due March 26, 2021
Minimizing Transaction Cost. A transaction cost is applied as a proxy for index turnover on rebalancing from a MSCI 25/50 Index.
Minimum Weight of Constituents. The minimum weight of any MSCI 25/50 Index constituent is equal to the weight of the smallest constituent in the applicable Parent Index.
Buffer Rules. A buffer of 10% of the value of each constraint is used in order to reduce the risk of non-compliance due to short-term market movements between two quarterly rebalancings. As a result, at the point of constructing or rebalancing a MSCI 25/50 Index, the weight of any single issuer cannot exceed 22.5% of the index weight and all issuers with weight above 4.5% cannot exceed 45% of the index weight.
Maintenance Rules
 Quarterly Index Reviews. The MSCI 25/50 Indices are rebalanced quarterly and the changes resulting from the rebalancing are made as of the close of the last business day of each February, May, August and November, to coincide with the quarterly index reviews of the applicable Parent Index.
The MSCI 25/50 Indices are in general rebalanced five business days before the effective date. The changes resulting from the rebalancing are announced on the same day.
In case an MSCI 25/50 Index violates the 25/50 constraints between the announcement date and the effective date, the previously announced results will be discarded and a newly rebalanced MSCI 25/50 Index will be announced.
There is no index rebalancing due to non-compliance between quarterly index reviews.
At each rebalancing, a constraint factor is calculated for each constituent of an MSCI 25/50 Index. The constraint factor is defined as the weight in the MSCI 25/50 Index at the time of the rebalancing divided by the weight in its Parent Index. The constraint factor as well as the constituents of the MSCI 25/50 Index remains constant between index reviews except in case of corporate events.
Ongoing Event-Related Changes. A security added to its Parent Index following a corporate event is added to the MSCI 25/50 Index with an estimated capped weight, without rebalancing of the MSCI 25/50 Index.
In the event of a merger or an acquisition where an index constituent acquires another index constituent or merges with another index constituent, the remaining company is maintained in the MSCI 25/50 Index with a constraint factor calculated as the weighted average of the constraint factors before the corporate event.
If a spun-off security of an index constituent is added to its Parent Index, it will be added to the MSCI 25/50 Index with the same constraint factor as the parent security.
The deletion of a constituent from its Parent Index following a corporate event triggers its deletion from the MSCI 25/50 Index without rebalancing of the MSCI 25/50 Index.
The addition of a newly eligible security in its Parent Index—for example, an early inclusion of a large initial public offering, or a security migrating to the Parent Index from another size-segment—will result in the inclusion of that security in the MSCI 25/50 Index and consequently trigger the full rebalancing of the MSCI 25/50 Index.
Group Entity Concentration Issues
A minimum of 15 issuers in its Parent Index is required at any point in time for the MSCI 25/50 Index to be rebalanced as described above. In the event the number of issuers drops below 15 but remains above 11 following a corporate event or a regular index review, MSCI will apply the following adjustments:
Number of issuers drops to 14: the buffer mentioned above will be reduced from 10% to 9%. Thus, the weight of any single issuer cannot exceed 22.75% of the index weight and all issuers with weight above 4.55% cannot exceed 45.5% of the index weight.

·
Number of issuers drops to 13: the buffer mentioned above will be reduced from 10% to 4%. Thus, the weight of any single issuer cannot exceed 24% of the index weight and all issuers with weight above 4.8% cannot exceed 48% of the index weight.

·
Number of issuers drops to 12: the buffer mentioned above will be reduced from 10% to 0%. Thus, the weight of any single issuer cannot exceed 25% of the index weight and all issuers with weight above 5% cannot exceed 50% of the index weight.

In case of extremely concentrated Parent Indices where it may not be feasible to construct the pro forma MSCI 25/50 Index using the Barra Open Optimizer, MSCI may temporarily use the capping algorithm described in the MSCI 10/40 Index methodology with the relevant 25/50 parameters to construct the pro forma MSCI 25/50 Index.
The MSCI 25/50 Index will need to be discontinued if the number of issuers drops below 12 as mathematically no solution can satisfy the 25% and 50% constraints. MSCI will, however, temporarily maintain the MSCI 25/50 Index for a minimum of two months before discontinuation by adding the necessary number of securities to the MSCI 25/50 Index. The index discontinuation will coincide with one of the subsequent regular index reviews. The securities to be added will be chosen in the following order of priority:
Capped Leveraged Index Return Notes®	TS-10

Capped Leveraged Index Return Notes® Linked to the iShares® MSCI Brazil ETF, due March 26, 2021

·	Securities deleted from the MSCI 25/50 Index, provided they exhibit required liquidity and were not deleted due to financial difficulties, etc.

·	Eligible securities of relevant size not included in its Parent Index, e.g., largest small cap size-segment securities.

In the event that no securities are eligible for temporary addition to the MSCI 25/50 Index, MSCI will provide an index, as close as possible to the 25/50 constraints, for a minimum of two months before discontinuation. The index discontinuation will coincide with one of the subsequent regular index reviews.
The Country Indices
Each country’s index included in an MSCI Index is referred to as a “Country Index.” Under the MSCI methodology, each Country Index is an “MSCI Global Standard Index.” The components of each Country Index used to be selected by the index sponsor from among the universe of securities eligible for inclusion in the relevant Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant Country Index are included) and (iii) meet certain other investibility criteria. Following a change in the index sponsor’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level-so each Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion-but will still be subject to liquidity, foreign investment restrictions and other investibility adjustments. The index sponsor defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.
Calculation of the Country Indices
Each Country Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance, of the equity securities in that country. Each Country Index is calculated in the relevant local currency as well as in U.S. dollars, with price, gross and net returns.
Each component is included in the relevant Country Index at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components in that Country Index. The index sponsor defines the free float of a security as the proportion of shares outstanding that is deemed to be available for purchase in the public equity markets by international investors.
Calculation of the MSCI Indices
The performance of a MSCI Index on any given day represents the weighted performance of all of the components included in all of the Country Indices. Each component in a MSCI Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components included in all of the Country Indices.
Maintenance of and Changes to the MSCI Indices
The index sponsor maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the indices, emphasis is also placed on continuity, continuous investibility of the constituents, replicability, index stability and low turnover in the indices.
As part of the changes to the index sponsor’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:

●
semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;

●
quarterly reviews, which will occur each February, May, August and November and will focus on significant changes in the market since the last semi-annual review and on including significant new eligible securities (such as IPOs, which were not eligible for earlier inclusion in the indices); and

●
ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.

Capped Leveraged Index Return Notes®	TS-11

Capped Leveraged Index Return Notes® Linked to the iShares® MSCI Brazil ETF, due March 26, 2021
Based on these reviews, additional components may be added, and current components may be removed, at any time. The index sponsor generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.
Neither we nor any of our affiliates, or MLPF&S, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI Indices. The index sponsor does not guarantee the accuracy or the completeness of the MSCI Indices or any data included in the MSCI Indices. The index sponsor assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI Indices. The index sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI Indices or the manner in which the MSCI Indices is applied in determining the amount payable on the notes at maturity.
The following table shows the quarterly high and low Closing Market Prices of the shares of the EWZ on its primary exchange from the first quarter of 2008 through March 28, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.
	High ($)	Low ($)
2008
First Quarter	88.23	69.13
Second Quarter	100.47	79.84
Third Quarter	87.78	50.99
Fourth Quarter	56.25	26.89
2009
First Quarter	40.89	31.75
Second Quarter	57.95	39.30
Third Quarter	67.67	49.05
Fourth Quarter	79.73	66.03
2010
First Quarter	77.79	62.77
Second Quarter	75.73	58.61
Third Quarter	76.93	62.97
Fourth Quarter	81.58	73.84
2011
First Quarter	78.64	70.22
Second Quarter	79.78	69.57
Third Quarter	74.16	52.04
Fourth Quarter	64.51	50.89
2012
First Quarter	70.42	58.52
Second Quarter	65.36	49.07
Third Quarter	57.06	50.03
Fourth Quarter	56.06	51.01
2013
First Quarter	57.65	53.39
Second Quarter	55.71	43.07
Third Quarter	49.73	41.26
Fourth Quarter	51.58	43.41
2014
First Quarter	45.02	38.03
Second Quarter	49.98	45.15
Third Quarter	54.00	43.45
Fourth Quarter	47.32	33.82
2015
First Quarter	37.91	29.31
Second Quarter	37.19	32.24
Third Quarter	32.98	20.64
Fourth Quarter	25.50	20.68
Capped Leveraged Index Return Notes®	TS-12

Capped Leveraged Index Return Notes® Linked to the iShares® MSCI Brazil ETF, due March 26, 2021
2016
First Quarter	26.93	17.33
Second Quarter	30.13	24.96
Third Quarter	35.10	29.03
Fourth Quarter	38.19	31.11
2017
First Quarter	40.15	34.46
Second Quarter	40.44	32.75
Third Quarter	43.35	33.88
Fourth Quarter	43.34	37.74
2018
First Quarter	47.33	41.68
Second Quarter	44.17	31.00
Third Quarter	37.55	30.72
Fourth Quarter	41.61	33.71
2019
First Quarter (through the pricing date)	45.46	39.28

This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Fund during any period set forth above is not an indication that the price per share of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Fund.

Capped Leveraged Index Return Notes®	TS-13

Capped Leveraged Index Return Notes® Linked to the iShares® MSCI Brazil ETF, due March 26, 2021
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.
MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

Capped Leveraged Index Return Notes®	TS-14

Capped Leveraged Index Return Notes® Linked to the iShares® MSCI Brazil ETF, due March 26, 2021
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Underlying Fund. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Fund and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.
For further information, see “Risk Factors—General Risks Relating to LIRNs” beginning on page PS-7 and “Use of Proceeds” on page PS-22 of product supplement EQUITY LIRN-1.
MLPF&S Reorganization
The current business of MLPF&S is being reorganized into two affiliated broker-dealers: MLPF&S and a new broker-dealer BofA Securities, Inc. (“BofAS”).  MLPF&S will be assigning its rights and obligations as selling agent for the notes under our distribution agreement to BofAS effective on the “Transfer Date”. Effective on the Transfer Date, BofAS will be the new legal entity for the institutional services that are now provided by MLPF&S. As such, beginning on the Transfer Date, the institutional services currently being provided by MLPF&S, including acting as selling agent for the notes, acting as calculation agent for the notes, acting as principal or agent in secondary market-making transactions for the notes, estimating the value of the notes using pricing models, and entering into hedging arrangements with respect to the notes, are expected to be provided by BofAS. Accordingly, references to MLPF&S in this term sheet as such references relate to MLPF&S’s institutional services, such as those described above, should be read as references to BofAS to the extent these services are to be performed on or after the Transfer Date.

Capped Leveraged Index Return Notes®	TS-15

Capped Leveraged Index Return Notes® Linked to the iShares® MSCI Brazil ETF, due March 26, 2021
Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Index.

■
Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 50 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
■
Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-39 of product supplement EQUITY LIRN-1.
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BofA Finance and BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Note dated November 4, 2016 that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the notes and the related guarantee, such notes will be legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligations of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated August 23, 2016, which has been filed as an exhibit to the Registration Statement of BofA Finance and BAC relating to the notes and the related guarantees initially filed with the Securities and Exchange Commission on August 23, 2016.
Sidley Austin LLP, New York, New York, is acting as counsel to MLPF&S and as special tax counsel to BofA Finance and BAC.

Capped Leveraged Index Return Notes®	TS-16

Capped Leveraged Index Return Notes® Linked to the iShares® MSCI Brazil ETF, due March 26, 2021
Where You Can Find More Information
We and BAC have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.
Market-Linked Investments Classification
MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.
Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.
“Leveraged Index Return Notes®” and “LIRNs®” are BAC’s registered service marks.
Capped Leveraged Index Return Notes®	TS-17